Exhibit T3A-16

PENNSYLVANIA DEPARTMENT OF STATE Entity#: 7250249 Date Filed: 03/31/2021 Pennsylvania Department of State BUREAU OF CORPORATIONS AND CHARITABLE ORGANIZATIONS 0 Return document by mail to: CS~ORDER #: 736813-005 DCB Certificate of Organization Domestic Limited Liability Company Name DSC8:15-8821 (rev. 2/2017) Address City State Zip Code TC021 0331 MC0660 ~Return document by email to: cscpa@cscqlobal.com Read all instructions prior to completing. This form may be sub Fee: $125 D I qualify for a veteran/reservist-owned small business fee exemption (see instructions) In compliance with the requirements of 15 Pa.C.S. § 8821 (relating to certificate of organization), the undersigned desiring to organize a limited liability company, hereby certifies that: 1. The name of the limited liability company is: ...;;C...;;C;_;_P;....;A....;.R..;.;e;.;;a;.;.;ltyL...;;L;.;;;L..;;.C _____________ _ (designator is required, e.g.. “company,”’ “limited”’ or “limited liability company”’ or any abbreviation thereof) 2. Complete part (a) or (b) -not both: (a) The address of this limited liability company’s registered office in this Commonwealth is: (post office box alone is not acceptable) Number and Street City State Zip County (b) The name of this limited liability company’s commercial registerf’d office provider and county of venue is: c/o: Corporation Service Company Dauphin Name of Commercial Registered Office Provider County 3. The name of each organizer is (all organizers must sign on page 2): Nicholas Vita 4. Effective date of Certificate of Organization (check, and if appropriate complete, one of the following): ~ The Certificate of Organization shall be effective upon filing in the Department of State. 0 The Certificate of Organization shall be effective on: ——........-o:=-=-=——- at-—~— Date (MMIDD/YYYY) Hour (if any) PA DEPT OF STATE MAR 3 1 2021

DSCB: 15-8821-2

5.	Restricted professional companies only.

Check the box if the limited liability company is organized to render a restricted professional service and check the type of restricted professional service(s).

☐	The company is a restricted professional company organized to render the following restricted professional service(s):

☐	Chiropractic
☐	Dentistry
☐	Law
☐	Medicine and surgery
☐	Optometry
☐	Osteopathic medicine and surgery
☐	Podiatric medicine
☐	Public accounting
☐	Psychology
☐	Veterinary medicine

6.	Benefit companies only.

Check the box immediately below if the limited liability company is organized as a benefit company:

☐	This limited liability company shall have the purpose of creating general public benefit.

Optional specific public benefit purpose. Check the box immediately below if the benefit company is organized to have one or more specific public benefits and supply the specific public benefit(s). See instructions for examples of specific public benefit.

☐	This limited liability company shall have the purpose of creating the enumerated specific public benefit(s):

7.	For additional provisions of the certificate, if any, attach 8 1⁄2 x 11 sheet(s).

IN TESTIMONY WHEREOF, the organizer(s) has (have) executed this Certificate of Organization this 29th day of March, 2021.

/s/ Nicholas Vita
Signature

Signature

Signature